Exhibit 99.2
Employee Announcement
Haemonetics Announces Its Offer to Acquire Global Med Technologies
I am pleased to share that today we announced our plans to acquire the global business of Global Med Technologies, Inc. through the purchase of Global Med’s outstanding shares. The acquisition is subject to customary closing conditions, including the tender of at least a majority of the shares of Global Med’s preferred and common stock. We expect the transaction to close by fiscal year end.
The integration of these two companies is very exciting and represents yet another important step in realizing our vision as a leader in Blood Management Solutions. As you know, a strategic component of our vision is based on delivering increased value to our customers through a robust offering of software solutions that are integrated from the front end of the blood management process (donor recruitment) to the delivery of blood to the patient (transfusion and surgical blood salvage).
Global Med is a healthcare information technology company which markets a breadth of software solutions and services that span the blood supply chain. The acquisition will fill an important gap in our portfolio by providing us with several critical software platforms that we do not have today: donor recruitment, cellular therapy, tissue tracking, and transfusion service management. The acquisition is an opportunity to accelerate our vision of offering integrated information across the entire blood supply chain and will strengthen our ability to provide a seamless data management system from donor to patient. It will also allow us to develop potentially industry-changing applications that will prevent transfusions when one is not required, and ensure that the right blood product is provided to the right patient at the right time, when a transfusion is required. Taken together with our existing Software Solutions business, the scale of the combined entities will create a $60 million software organization with a stronger focus on our customers, greater resources for product development, an expanded knowledge-base in IT, and more extensive global reach.
To the employees in our Software Solutions business, let me say that this combination represents a big step for our Company and acknowledge that each of you may have many questions about it. Jan Conneely, VP and GM for our Software Solutions business has set up a special “all hands meeting and teleconference” this morning to provide more information and to address questions. This meeting has been planned at a time when all of our Rosemont, Edmonton and Chico employees may be able to participate, acknowledging the different time zones in which we work. We fully recognize that many questions cannot be answered until we proceed through the integration planning process over the next 6 to 8 weeks and any changes will not be implemented until after the closing of this transaction. I encourage our Software Solutions’ employees to attend Jan’s meeting to hear more about why we are so enthusiastic about this development for our business and to address those questions which we can answer at this time.
The integration of this business will offer customers increased opportunity for operational efficiency, ease of use, and process enhancements. This acquisition reinforces our commitment to continually strengthen the company and provide customers with tools to help them deliver the best patient care at optimal costs. In short, we will continue to take the necessary steps to fulfill our vision of being a leading provider of blood management solutions for our customers.
You can find more information about the acquisition in the press release we issued this morning. If you have questions, please contact your respective senior leaders or members of the Corporate Leadership Team. You can find more information about Global Med at www.globalmedtech.com.
Brian Concannon
President and CEO
February 1, 2010
Important, Legally-Required Information
THIS COMMUNICATION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. ATLAS ACQUISITION CORP.’S (A WHOLLY-OWNED SUBSIDIARY OF HAEMONETICS CORPORATION) TENDER OFFER FOR THE SHARES OF GLOBAL MED TECHNOLOGIES, INC.’S CAPITAL STOCK HAS NOT COMMENCED. THE SOLICITATION AND THE OFFER TO BUY SHARES OF GLOBAL MED’S CAPITAL STOCK WILL ONLY BE MADE PURSUANT TO A TENDER OFFER STATEMENT ON SCHEDULE TO, INCLUDING AN OFFER TO PURCHASE AND OTHER RELATED MATERIALS THAT ATLAS ACQUISITION CORP. INTENDS TO FILE WITH THE SEC. GLOBAL MED WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9. ONCE FILED, GLOBAL MED STOCKHOLDERS SHOULD READ ALL OF THESE MATERIALS CAREFULLY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION.
     ONCE FILED, GLOBAL MED STOCKHOLDERS WILL BE ABLE TO OBTAIN THE TENDER OFFER STATEMENT ON SCHEDULE TO, THE OFFER TO PURCHASE AND RELATED MATERIALS WITH RESPECT TO THE OFFER, FREE OF CHARGE AT THE WEBSITE OF THE SEC AT WWW.SEC.GOV, FROM THE INFORMATION AGENT NAMED IN THE TENDER OFFER MATERIALS OR BY SENDING A WRITTEN REQUEST TO ATLAS ACQUISITION CORP. REQUESTS FOR DOCUMENTS FROM ATLAS ACQUISITION CORP. OR HAEMONETICS CORPORATION SHOULD BE SUBMITTED IN WRITING TO: HAEMONETICS CORPORATION, ATTN: INVESTOR RELATIONS, 400 WOOD ROAD, BRAINTREE, MASSACHUSETTS 02184. IN ADDITION, HAEMONETICS CORPORATION AND GLOBAL MED EACH FILE ANNUAL, QUARTERLY AND OTHER REPORTS WITH THE SEC. COPIES OF THESE REPORTS OR OTHER SEC FILINGS ARE AVAILABLE FOR FREE AT THE SEC PUBLIC REFERENCE ROOM AT 100 F STREET, NE, WASHINGTON, DC 20549 AND www.sec.gov.
This communication contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of Haemonetics and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including the expected benefits and costs of the transaction; management plans relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits of the transaction may not materialize as expected; that the transaction may not be timely completed, if at all; that, prior to the completion of the transaction, Global Med’s business may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies; and other risks that are described from time to time in Haemonetics’ and Global Med’s Securities and Exchange Commission reports, including but not limited to the risks described in Haemonetics’ Annual Report on Form 10-K for its fiscal year ended March 28, 2009 and Global Med’s Annual Report on Form 10-K for its fiscal year ended December 31, 2008. The foregoing list should not be construed as exhaustive. The forward-looking statements are based on estimates and assumptions and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results and experience could differ materially from the forward-looking statements. Haemonetics assumes no obligation and does not intend to update these forward-looking statements except as required by law.